Exhibit 23.1

K. R. MARGETSON LTD.	Chartered Professional Accountant
331 East 5th Street	Tel: 604.220.7704
North Vancouver BC V7L 1M1	Fax: 1.855.603.3228
Canada

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use, in the registration statement of Form 10 of Point of Care Nano-Technology Inc of my report dated October 14, 2021 on my audit of the financial statements of Point of Care Nano-Technology, Inc. as of July 31, 2021 and 2020 and the related statements of operation, stockholders’ deficit and cash flows for each of the two years then ended and the related notes (collectively referred to as the financial statements) and the reference to my firm under the caption “Experts.”

K. R. Margetson Ltd.
North Vancouver BC
Canada
December 28, 2021